Exhibit 99.2

Accelerate Diagnostics, Inc.
Fourth Quarter and Full Year 2023 Earnings Call
Thursday, March 28, 2024, 4:30 PM Eastern

CORPORATE PARTICIPANTS Jack Phillips - President, Chief Executive Officer David Patience - Chief Financial Officer Laura Pierson - Investor Relations

PRESENTATION

Operator

Hello, welcome to the Accelerate Diagnostics' Fourth Quarter and Full Year 2023 Earnings Call. All participants will be in a listen-only mode. Should you need assistance, please signal a conference specialist by pressing the "*" key followed by "0." Today's presentation will be followed by a question and answer session with covering analysts. As a reminder, this conference is being recorded.

I would now like to hand the call to Laura Pierson with Accelerate Diagnostics. Laura, please go ahead.

Laura Pierson

Before we begin, it is important to share that information presented during this call may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include projections, statements about our future and those that are not historical facts.

All forward-looking statements that are made during this conference call are subject to risks, uncertainties and other factors that could cause our actual results to differ materially. These are discussed in greater detail in our annual report on Form 10-K for the year ended December 31st, 2023, and other reports we file with the SEC.

It is my pleasure to now introduce the company's President and CEO, Jack Phillips.

Jack Phillips

Thank you, Laura. Good afternoon, everyone. Today, I would like to discuss the exciting innovation with Wave. I will cover both near-term program milestones and how Wave will revolutionize automated susceptibility testing. Additionally, I will provide updates on our strategic partnership process and our Arc FDA submission.

First, I will pass it over to David Patience, our CFO, to summarize our financial results.

David Patience

Thank you, Jack, and good afternoon, everyone. Net sales were approximately $3 million for the quarter and approximately $12.1 million year-to-date. This compares to approximately $3 million and $12.8 million for the same period in the prior year. The decrease in net sales was driven by lower onetime instrument sales in the current period. This was partially offset by an increase in recurring consumable net sales.

Gross margin was approximately 21% for the quarter and year-to-date. This compares to approximately 28% and 26% for the same period in the prior year. The overall decline in gross margin primarily resulted from a $1.2 million inventory write-down of excess inventory during the third quarter of 2023.

Selling, general and administrative expenses were $5.8 million for the quarter and $31.2 million year-to-date. This compares to $8.8 million and $39.2 million for the same period in the prior year. The overall decline in SG&A expenses resulted primarily due to lower employee-related expenses.

Accelerate Diagnostics, Inc.

Thursday, March 28, 2024, 4:30 PM Eastern

Research and development expenses were $5.6 million for the quarter and $25.4 million year-to-date. This compares to $6 million and $26.9 million for the same period in the prior year. The overall decline in R&D expenses resulted primarily due to both lower third-party development expenses for our Wave program, as well as, lower employee related expenses.

Our net loss for the quarter was approximately $13 million and $61.6 million for the year, resulting in a net loss per share of $0.89 for the quarter and $4.94 for the year. Cash used for the quarter was $7.9 million and $46.3 million for the year. We meaningfully reduced our quarterly cash burn in the second half of 2023. We are focused on continuing to drive further significant reductions in cash burn moving forward.

Now back to you, Jack, to discuss our exciting innovations with Wave.

Jack Phillips

Thanks, David. As we exit the development phase, we are focused on delivering several key milestones over the next 12 months. These include a preclinical trial and clinical trial followed by an FDA submission and clearance for the Wave system and a full gram-negative positive blood culture menu.

Over the past several months, we have made significant progress and formally exited development with a very impressive data set. Leveraging our deep experience in the AST market, our approach in developing Wave was extremely thorough. These included running more than 5,000 unique organisms, 10,000 consumable cards were run and 100 million images were taken on approximately 25 Wave platforms. These results were compared to more than 30,000 broth micro-dilutions, which is the reference method for comparison.

Along with strong data, the average time to result is less than 4.5 hours. Wave's unique holographic imaging technology is what makes it possible to deliver an unprecedented time to resolve for extensive bug-drug combinations.

For E. coli, the most prevalent gram-negative organism, Wave can make definitive calls in under 3.5 hours for many drugs on our panel by leveraging growth and morphology data. While there are many other highlights, let me highlight one particularly challenging type of bacteria for microbiologists, Pseudomonas aeruginosa which is a major threat to hospitalized patients and is very difficult to treat because it's highly resistant.

Pseudomonas is a slow-growing bacteria which presents many challenges for both traditional and rapid susceptibility platforms. Often this bacteria must grow over eight hours to make an accurate call. Wave is able to capture changes in morphology within two hours and make definitive calls in under 4.5 hours for an important carbapenem drug meropenem. This has the potential to make significant clinical impact by ensuring patients are put on optimal therapy in the same shift.

With Wave development successfully completed on the most challenging bug-drug combinations, we are confidently ready to begin our preclinical trial. Our preclinical trial will include two sites, enrolling both fresh perspective, as well as contrived challenge isolates. Our objective is to demonstrate AST performance compared to the reference method and verify our time to results.

Additionally, the preclinical trial demonstrates our ability to successfully ship, install, train and run Wave systems and cards within a clinical microbiology lab setting. Our first system has been installed in a clinical microbiology lab and is running samples. We will be installing a second site in the coming weeks. We anticipate wrapping up our preclinical trial by the end of April, giving us confidence in running patient specimens and starting the clinical trial.

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Thursday, March 28, 2024, 4:30 PM Eastern

The clinical trial will start in the second quarter aligned with our previously communicated schedule. The clinical trial will include a total of four external sites, the two preclinical sites plus two additional sites already identified. We anticipate the trial to last for about three months, followed by the FDA submission shortly thereafter by the end of the third quarter.

With submission in quarter three, we anticipate our 510(k) should be approved by mid-2025. In summary, we remain on track to deliver our key milestones over the next 12 to 15 months through FDA clearance of the system and first ASA.

Turning now to the commercial strategy for Wave. Accelerate is uniquely positioned to disrupt the microbiology susceptibility testing market, surpassing emerging positive blood culture and traditional isolated colony systems. The global PBC market is estimated at around $800 million with the isolate market at approximately $1 billion.

Wave brings a consolidated platform that can process both PBC and isolate specimens on the same instrument, providing industry-leading time to results, scalability, high throughput workflow and profitable cost structures.

Our loyal customer base currently using rapid susceptibility testing will be an important factor in early Wave success. Our strategy for commercializing Wave starts with leveraging our position in the PBC market with existing and new customers in the US and EMEA. Secondly, we will expand into the isolate susceptibility testing market by offering new assays to increase customer engagement and market research. Finally, we will enter new regions beyond the US and EMEA and apply our holographic imaging technology to other areas of diagnostic testing.

The first step in our strategy to extend leadership in PBC with increased market penetration is well underway. We continue to secure our existing customers to long-term rapid susceptibility testing contracts and grow our funnel of 500 plus accounts interested in adopting rapid susceptibility testing.

Our next step is to further increase market access with a global commercial partner. With a strategic partner, we will build on our existing clinical and economic outcomes data and begin developing early Wave champions. Launching Wave and converting our existing installed base provides a commercial platform for quick wins but also reduces our overall cash burn and sets us on a path to cash flow positivity.

The second step of our commercialization strategy is to expand customer wallet share by launching an isolate menu on the same instrument already in the lab producing PBC susceptibility results. Today, legacy platforms report isolate results in most cases, in greater than eight hours and up to 24 hours missing a critical window for clinicians to either adjust therapy or discharge patients.

By bringing customers true same shift results with a comparable cost structure to legacy isolate platforms, we can begin replacing antiquated systems. And finally, by expanding our geographic footprint into markets beyond the US and EMEA affords another growth trajectory for Wave to improve patient outcomes.

Accelerate Diagnostics, Inc.

Thursday, March 28, 2024, 4:30 PM Eastern

Additionally, we see Wave capable of completing other microbiology assays such as yeast and anarobes along with antibiotic development opportunities with pharma. Also, while still early, we see Wave's holographic imaging technology with the potential to expand applications beyond microbiology testing.

Now for a quick update on important work to secure a strategic commercial partner for Wave. As mentioned, an important part of our strategy is to sign a global, strategic partnership to commercialize Wave.

Over the past several months, we have engaged in multiple discussions with several potential partners. There is strong interest and we remain confident we will be able to sign a strategic partnership by midyear. Wave can accept an ID result from any source, making it highly complementary to numerous microbiology diagnostic portfolios. Wave will be the pivotal building block for our strategic partners' microbiology diagnostic solution.

Now moving on to Arc, we have recently completed and submitted our 510(k) application for the Arc instrument and consumable. We remain encouraged with the commercial prospects of providing microbiology labs with an automated yet cost-effective rapid MALDI identification for PBC samples.

In summary, we are very optimistic about the next 18 months. Having achieved successful development exit for Wave, we are set to deliver on our next major milestones and our strategic discussions continue to confirm the incredible market potential of Wave.

With a complete menu of both PBC and isolates, an average time to result of 4.5 hours and a scalable platform, meeting the needs of all laboratories, Wave will set a new standard in microbiology for AST testing.

At this time, I'm happy to take any questions from our covering analysts.

QUESTION AND ANSWER

Operator

Thank you very much. Our first question comes from Alex Nowak with Craig-Hallum. Please go ahead.

Conner

Hi, good afternoon everyone. This is Conner on for Alex. Thanks for taking my questions. Could you maybe describe your thoughts on how well you think the BD partnership is going? Or is it going well? Or is it may be struggling? And then maybe when can we start to see a potential sales inflection begin to incur?

Jack Phillips

Hi, Conner, thanks for the question. This is Jack. Yes, so the BD partnership, a couple of things. First of all, it's very active. We continue to work with BD on all fronts relative to sales and marketing. As I mentioned previously, in Europe, first off, I mean we…once we got into the Europe market, we realized that the commercial agreement that we had with BD, we mutually agreed that it wasn't something that was setting us up for success. We redid that agreement. And several quarters ago now, we signed a new agreement for Europe that really puts us on a much better glide path for the European BD team to participate in tenders. So as they submit tenders for the broader microbiology business of BD, they can now include the Pheno and the Arc in Europe in those tenders. So that's going well, but we were put back several months as we went through and transition that.

In the US, really, momentum continues to build. We've had more training and ongoing training with the BD sales team that's been very productive and successful, resulting in continued funnel growth. We're getting into more and more sites. We granted in Q4 the placement production and new account closes was disappointing. But many of those deals shifted into Q1. And I'm happy to say in the quarter, we brought those in Q1. So that was very positive. And then the other piece is we continue to progress opportunities in the funnel. So, as we get opportunities, we continue to bring them closer to close.

The last thing I would say is that, as we mentioned, Arc is now filed with the FDA. Happy to say that and the team is already trained and ready to go and ready to start positioning Arc in the US as well.

Accelerate Diagnostics, Inc.

Thursday, March 28, 2024, 4:30 PM Eastern

Conner

Great. And then could you maybe frame-up the potential impact Arc could have once it's launched? And then maybe walk through the pacing of that as well?

Jack Phillips

Yes. So just a reminder, I mean, Arc fills a very big need in the market. There are many thousands of MALDI…clinical MALDI platforms on the market today that really serve an important need in identification. It's one of the broadest…it's the broadest menu, it's an easy-to-use platform. One of the challenges with MALDI, though, it takes a long time to produce an identification.

With Arc in conjunction with our partner, Bruker on this, we have an agreement with Bruker to co-develop…and co-develop both Arc and the biotyper into one system that would then be 510(k) approved in the US. We really expect to capitalize on the opportunity as we move forward. We've got good traction in Europe. Again, as I said before, we're a bit behind, but we did close several deals in quarter four in Europe for Arc. Where, you know, as we're in the FDA, we're very careful about not doing marketing in the US, but we are making customers aware of our plans for Arc, what Arc is and getting the market prepared. And we expect big things for Arc in the US once we get FDA approved, because there are so many MALDI platforms in the market, in customer sites already. And it's a tremendous opportunity to move MALDI identification results from basically overnight to a one plus hour turnaround time.

Conner

So, I mean, and then kind of what's been the main hang-up with Pheno not getting more traction in terms of system placements and then what else can be done to drive more placements there?

Jack Phillips

Yes. I mean we…like I said, mid-year next year…last year, we were starting to gain more traction. We continue to gain traction with BD. The strategic selling process remains challenging with rapid AST. It involves many stakeholders across many, many functions within the healthcare system, both ID docs, to pharmacy, to microbiology, to the C-suite. And so, our funnel continues to build. We have been…like I said, we've been challenged with decision-making and moving opportunities through the funnel effectively.

We also, as a result of our partnership with BD, we restructured our organization to cut cash burn, and we did that last year. And you know, we probably, in hindsight, maybe did that a little early in thinking that BD would be up to speed and trained quicker than they were, and that's taken a bit more time. And that's probably one of the biggest drivers of the lag and really getting the traction that we need, because of the change that we went through in our organization, to really cut cash burn and really kind of getting BD and their sales and marketing team up to speed. And this is a complex sale. It's one of the most complex sales in diagnostics, for sure in microbiology. And it just takes time to come up to speed. So, we're excited about where we're headed there, and we expect to see greater productivity moving forward.

Accelerate Diagnostics, Inc.

Thursday, March 28, 2024, 4:30 PM Eastern

Conner

Alright. That's helpful. And then one more here, is there any more work left to do on the final design of Wave?

Jack Phillips

No. So, we've exited development, and so we've locked the development design down on Wave. Our card is locked as well. Software is completed. And we are just really thrilled to have Wave in hospital laboratories today. We're in one site, we'll be in another site in a week or so, and that is our preclinical study. Things are going very well. We're off to a good start. We, of course, as we go through preclinical and we go through clinical, there's always that chance to where we may need to upgrade or update software, make changes like that. But we do not anticipate any major development initiatives on Wave leading up to FDA approval.

Conner

Great. Congrats on the progress and thanks for the questions.

Jack Phillips

Thank you, Conner.

Operator

Thank you. The next question is from Andrew Brackmann with William Blair. Please go ahead.

Dustin

Hi, everyone. This is Dustin on the line for Andrew. Thanks for taking our questions. First question for us, I know in the past, you've talked about releasing data. I think ECCMID was one area you're going to plan on submitting that. But if that's still the case, what performance metrics should we expect there with Wave? And then how should this be different from some of the preliminary data we saw back in December? Thanks.

Jack Phillips

Yes, great. So, thanks, Dustin. Yes, we do plan on releasing data when we're able to do so through our pre-clinical and clinical trial. Again, some of that will be also dependent on our ability to release data that possibly will be embargoed as we lead up to FDA submission and data that we put into an FDA submission. That said, where possible, we intend to be fully transparent on the data that we're seeing for Wave.

You're correct, ECCMID is at the end of April in Barcelona and at that conference, we've actually been…we'll have a couple of posters on Wave there. And we've also been selected for an oral presentation for a breakthrough technology in microbiology. And one of our key scientists here at Accelerate will be actually presenting on Wave. Our holographic imaging format that we use for data capture and image capture of the system. So, we're really excited about that.

And then you asked about the metrics, and we'll be releasing key metrics that are very much related to this area, essential agreement, categorical agreement, time to result metrics. Those will all be metrics that we will continue to release as appropriate and as we're able to do so in alignment with our FDA submission.

Accelerate Diagnostics, Inc.

Thursday, March 28, 2024, 4:30 PM Eastern

Dustin

Understood. Thanks for the color there. Another question on isolates, you know, understand the pairing there with positive blood culture. What would the FDA approval process look like for that after you get the gram-negative positive blood culture. And how long would that take thereafter?

Jack Phillips

Yes. So, our menu strategy for Wave is, first, to submit, as I've mentioned, the full gram-negative PBC panel. It's a full menu, by the way. It's a much more robust menu than what we have today on Pheno and it will surpass anything that's coming or that's on the market for, as it relates to menu. And that's what we'll be going to clinical trials with an ultimate submission.

The next menu focus will be gram-positive positive blood as well. We feel like it's important to round out the full menu of PBC high security samples and also as we look to upgrade our existing customer base with...from Pheno to Wave, that will allow us to do so. And then in parallel, as we get ready to prepare that, we're already working on gram-positive development, by the way, as we've moved off a development for gram-negative that work has already started. Once we get gram-positive, ready for submission, then we'll move quickly to gram negative isolates and that full menu. And then once we go through that development, we'll look at submission there. So...and then lastly, it will be gram-positive isolate menu beyond there.

And then…so as far as timing goes, I don't want to release any dates on that right now. But again, back to the gram-negative first menu, we plan to complete clinical trial and submit to the FDA in quarter three. We expect by midyear next year to get FDA approval. And then as we continue to progress gram-positive, we expect to have clinical trials and FDA submission and get approval for gram-positive likely sometime in '25 as well after gram-negative. Beyond that is when the isolate menu will be launched.

Dustin

Okay, I appreciate the detail there. One last one for David. Just any commentary you can give on spend this year and where we can expect burn to end up? Thank you.

David Patience

Yes. Thank you, Justin. As you know, cash burn has been a significant focus for us, and we have implemented many cash saving initiatives over the past 18 months. Overall, our cash burn in 2023 does not reflect a lot of these initiatives as we were burdened in the first half of the year with over $8 million related to our amendment and extension with legal debt restructuring fees. But since the amendment and extension of that debt, you have seen meaningful quarter-over-quarter reductions in the third quarter as well as the fourth quarter.

We're confident that we can further reduce our burn.

For example, in R&D, we've averaged approximately $6 million a quarter, excluding non-cash compensation in 2024. Moving into 2024…we see a significant reduction as our Wave program exits development and heads into the clinical portion of the program. So starting in the second quarter, we're going to forecast about $2 million of savings per quarter in '24, as well as.

In SG&A, we've made significant cuts over the past 18 months. But again, those have been a bit muddied given the fact we had the debt restructuring. We're focused on continuing to reduce SG&A and think that both the fourth quarter cash burn, as well as our SG&A cash spend for the fourth quarter are good jumping off points when modeling into 2024 and then we look to further reduce as mentioned.

Accelerate Diagnostics, Inc.

Thursday, March 28, 2024, 4:30 PM Eastern

Dustin

Appreciate that, David. That's all from us. Thank you.

David Patience

Thank you

Operator

Thank you very much. This concludes our question and answer session. I'd like to turn the call back to Jack Phillips for closing remarks.

CONCLUSION

Jack Phillips

Yes. Thank you, everybody, for joining the quarter four and full year 2023 call today. Appreciate your continued interest in Accelerate Diagnostics and the work that we're doing around sepsis and AMR, such an important area in the space of healthcare and becoming more and more important.

I just want to wrap up on a few important items that we talked about today. First of all, we are just off to a great start with our preclinical trial for Wave. We've already been running for about three days. We've run a number of samples. The system is running in a clinical laboratory today. The workflow looks very good and the results are yet to come, but we're very optimistic about the results we'll see. And we feel like we're very much on track to start the clinical trial in quarter two and then followed by FDA submission sometime thereafter likely in Q3.

As we prepare a way for the market, as a reminder, we've done significant work in the market to ensure that this product really meets and exceeds the needs of microbiology an infectious disease in general. With over 125 deep market research interviews, we continue to confirm the value-proposition is right for Wave. The ability to consolidate positive blood and isolates on one menu, the ability to deliver results that are not delivered today at all in microbiology around 4, 4.5 hours, the workflow and scalability of the platform is also a major driver in the value-proposition and resonates very well with the customers that we've done market research with. We continue to prepare our existing customers, Pheno, to move to Wave as many of them are already on extended contracts and looking to upgrade to Wave.

Another exciting announcement around Arc is that we submitted Arc for 510(k) FDA approval. The BD team is already trained and ready to go, and we expect to continue to see increased productivity with the BD sales team in the US and abroad. Our strategic partnership discussions beyond Pheno and Arc with Wave specifically continue. We've had many good, global commercial partnership discussions with multinationals. Those continue to progress, and they're on track. And therefore, we're on track to sign a partnership agreement by mid-year. David did a good job of outlining our cash burn initiatives. This is quite important for the company, remains a major priority. And we…every quarter, we continue to make good progress for long-term cash burn reductions.

Accelerate Diagnostics, Inc.

Thursday, March 28, 2024, 4:30 PM Eastern

And then in closing, I want to take a moment and thank our wonderful employees at Accelerate for the great work that they're doing across the board. We've made tremendous progress in all the areas that I've mentioned. We've got a lot of work ahead of us. The team is very excited to deliver on these milestones that we laid out today. And we're really excited about the remaining quarters in 2024.

Thank you very much for tuning-in, and we'll talk to you soon.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect your lines.

Accelerate Diagnostics, Inc.

Thursday, March 28, 2024, 4:30 PM Eastern